SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934
                               (Amendment No. |_|)

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|

Check the Appropriate Box:

|_|   Preliminary Proxy Statement
|_| Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
|X|   Definitive Proxy Statement
|_|   Definitive Additional Materials
|_|   Soliciting Material Under Rule 14a-12

                             The Wilber Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|   No fee required

|_|   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1)   Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

      (2)   Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

      (4)   Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

      (5)   Total fee paid:

--------------------------------------------------------------------------------

|_|   Fee paid previously with preliminary materials:

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)   Amount Previously paid:

--------------------------------------------------------------------------------

      (2)   Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

      (3)   Filing Party:

--------------------------------------------------------------------------------

      (4)   Date Filed:

--------------------------------------------------------------------------------

                             The Wilber Corporation

                                 245 Main Street
                             Oneonta, New York 13820

                            Notice of Annual Meeting,

                               Proxy Statement and

                         2004 Annual Report on Form 10-K

                         Annual Meeting of Shareholders

                                   To Be Held

                                 April 23, 2005

                       This page intentionally left blank

The Wilber Corporation

March 24, 2005

Dear Wilber Stockholder:

      This year's Annual Meeting of Shareholders will be the first meeting held following our first year as a fully listed company with the Securities and Exchange Commission ("SEC") and will be the last meeting before Board Vice Chairman Robert W. Moyer's retirement from the Board of Directors of The Wilber Corporation ("Corporation").

      Bob has had an active role in the development of the Corporation and the Bank since 1969 when he was hired and appointed Administrative Vice President and Trust Officer. At the time, Wilber National Bank ("Bank") had assets of $39 million and consisted of three offices. After our February 2005 acquisition of the Sidney and Walton HSBC branches, we have 20 offices and assets of approximately $764 million. During his career he provided the leadership for growth not only to the Bank but also to the community and to the profession of banking. Bob and his wife Joan still serve on numerous community boards and Bob has held leadership positions within the Federal Reserve Bank of New York, the New York State Bankers Association and the American Bankers Association. Most recently, Bob used his talents to design and implement an audit committee charter to meet the needs of our public company status. We wish Bob and Joan continued health and give them our heartfelt thanks for their years of service.

      As we progressed through 2004, becoming acquainted with new rules and regulations of the SEC and the Sarbanes-Oxley legislation, it became apparent to the Board that the Bylaws of the Corporation were inadequate and out of date. For instance, financial services companies such as ours have always been operated with a Chief Executive Officer ("CEO") as its highest officer, one step above President, if separate people hold those positions. Our Bylaws did not provide for a CEO position. Another example is that now that we are covered by the rules of the SEC and of the American Stock Exchange, we are required to have our Chief Financial Officer ("CFO"), as well as the CEO, attest to certain public reports filed with the SEC. Again, our Bylaws did not contain any provision for the appointment of a CFO. Very simply put, modern corporate governance requires modern Bylaws, management positions and Board structure.

      In recognition of our need to modernize the way we organize ourselves, the Board has adopted a new set of Bylaws and, after the Annual Meeting of Shareholders, will be reorganized with three equal classes of directors and several changes in the committee structure and responsibilities. Since there is so much more work and oversight required of both the Corporation and the Bank, the Board felt it appropriate to ask the current bank board members to stand for election to the Wilber Corporation Board in April 2005. With the additional people and committees, we expect the Board's governance capabilities to be significantly enhanced and to be in full compliance with the requirements of our regulators and the desires of our expanding shareholder constituencies. We hope you will support the Board in these efforts.

      We look forward to seeing you at our Annual Meeting of Shareholders to be held on April 23, 2005, at 10:30 a.m., at the Morris Conference Center, State University of New York, Oneonta campus.

                                                Sincerely,


                                                /s/ Brian R. Wright

                                                Brian R. Wright
                                                Chairman of the Board

                       This page intentionally left blank

                             THE WILBER CORPORATION
                                 245 Main Street
                             Oneonta, New York 13820

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            To be held April 23, 2005

      NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of The Wilber Corporation (the "Company") will be held as follows:

                     Place:     Morris Conference Center
                                State University of New York at Oneonta
                                Oneonta, New York 13820

                     Date:      Saturday, April 23, 2005

                     Time:      10:30 a.m.

      The Annual Meeting will be held for the following purposes:

            1. To fix the number of Directors of the Company at twelve (12);

            2. To elect twelve (12) Directors for a one-year term. If Proposal III is adopted by the shareholders, the Board will thereafter classify the elected Directors to staggered terms of one to three years, or until their successors are elected and qualified;

            3. To approve certain amendments to, and a restatement of, the Company's Certificate of Incorporation to: (i) restate the Company's purpose, eliminate obsolete statutory references, and designate the New York Secretary of State as agent for service of process; (ii) provide for a classified Board with staggered three (3) year terms; (iii) eliminate cumulative voting in the election of the Company's Directors; (iv) require a supermajority vote of the outstanding shares of common stock to approve a merger of the Company and other extraordinary transactions involving the Company; and (v) permit the Board, in its discretion, to consider a number of factors when evaluating a third party offer for the Company's securities and to take defensive measures in connection with unwelcome acquisition offers; and

            4. To ratify the appointment of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2005.

      Only shareholders of record at the close of business on March 11, 2005 are entitled to notice of, and to vote at, the Annual Meeting.

      It  is  important  that  your  shares  are  represented  at  the  meeting.
Accordingly, please sign, date and mail the enclosed proxy in the enclosed postage-paid envelope, whether or not you plan to attend the meeting. If you do attend the Annual Meeting, you may revoke your proxy and vote your shares in person.

                                    By Order of the Board of Directors


                                    /s/ Douglas C. Gulotty

                                    Douglas C. Gulotty
                                    Secretary

Oneonta, New York
March 24, 2005

                             THE WILBER CORPORATION

                                 245 Main Street
                             Oneonta, New York 13820
                                 (607) 432-1700

                                   -----------

                                 PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS
                                 APRIL 23, 2005

                             Solicitation of Proxies

      This Proxy Statement is being furnished to shareholders of The Wilber Corporation (the "Company") in connection with the solicitation of proxies on behalf of the Company's Board of Directors (the "Board") to be used at the Annual Meeting of Shareholders. The meeting will be held on Saturday, April 23, 2005 at Morris Conference Center, State University of New York at Oneonta,
Oneonta, New York 13820 beginning at 10:30 a.m. (local time), and any adjournments thereof.

      At the meeting, we will ask shareholders to: (i) fix the number of Directors of the Company at twelve (12); (ii) elect twelve (12) Directors for a one-year term; (iii) approve certain amendments to, and a restatement of, the Company's Certificate of Incorporation to: (a) restate the Company's purpose, eliminate obsolete statutory references, and designate the New York Secretary of State as agent for service of process; (b) provide for a classified Board with staggered three (3) year terms; (c) eliminate cumulative voting in the election of the Company's Directors; (d) require a supermajority vote of the outstanding shares of common stock to approve a merger of the Company and other extraordinary transactions involving the Company; and (e) permit the Board, in its discretion, to consider a number of factors when evaluating a third party offer for the Company's securities and to take defensive measures in connection with unwelcome acquisition offers; and (iv) ratify the appointment of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2005.

      The Board is soliciting your proxy to vote at the meeting and at any adjournments of the meeting. Please complete the enclosed proxy sheet and return it in the enclosed return envelope as soon as possible. Each of our shareholders has one vote for each share of common stock owned. In the election of Directors, each shareholder is entitled to cumulative voting, which means that each shareholder has votes equal to the number of votes the shareholder would be entitled to cast for the election of Directors multiplied by the number of Directors to be elected. The shareholder may cast all of such votes for a single Director or may distribute them among the Directors standing for election, as the shareholder sees fit. For example, a shareholder who owns 100 shares on the record date will hold 1,200 votes when twelve Directors are to be elected. The shareholder may: (i) place 100 votes for each of the Director nominees; (ii) place 1,200 votes for one of the Director nominees; (iii) place 800 votes for one Director and 400 votes for another Director; or (iv) any other combination, so long as the total votes do not exceed 1,200. If our shareholders approve Proposal III, as described in this Proxy Statement, and cumulative voting is eliminated, in future annual meetings, each shareholder would have one vote per share for each Director of the Board who is up for election, meaning that the Company's Directors would thereby be elected by a plurality of the votes cast.

      Please read this Proxy Statement carefully before you decide how to vote. We encourage you to return the proxy sheet even if you plan to attend the meeting. This will save us the additional expense in soliciting proxies and will ensure that your vote is counted. You may still vote in person at the meeting even if you return the proxy sheet.

      Shareholders of record on March 11, 2005 are entitled to receive notice of the meeting and are entitled to vote at the meeting, or at an adjournment of the meeting. This is known as the "Record Date." As of the Record Date, there were 11,178,092 shares of the Company's common stock, par value $.01 per share, issued and outstanding.

      In this Proxy Statement, the terms "we," "our," "us," or similar terms refer to the Company. References in this Proxy Statement to the "Bank" refer to Wilber National Bank, our wholly owned subsidiary.

OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" FIXING THE NUMBER OF DIRECTORS OF THE COMPANY AT TWELVE (12); "FOR" THE TWELVE (12) NOMINEES FOR
DIRECTOR DESCRIBED IN THIS PROXY STATEMENT; "FOR" THE AMENDMENTS TO, AND RESTATEMENT OF, THE CERTIFICATE OF INCORPORATION; AND "FOR" THE RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT AUDITORS.

      This Proxy Statement and accompanying Notice of Annual Meeting are first being mailed to shareholders on or about March 24, 2005.

IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE US THE EXPENSE OF FURTHER REQUESTS FOR PROXIES TO ENSURE A QUORUM AT THE MEETING. WE HAVE ENCLOSED A SELF-ADDRESSED ENVELOPE WHICH YOU CAN USE TO RETURN YOUR PROXY SHEET. NO POSTAGE IS REQUIRED IF YOU MAIL THE ENVELOPE IN THE UNITED STATES.

                       Voting and Revocability of Proxies

      If you sign and return a proxy sheet in the form that the Board is soliciting so we receive it before the polls close at the meeting, your votes will be cast as you have marked on the proxy sheet, unless you revoke your proxy before the polls close. If you properly sign and return your proxy sheet but you do not mark on it how you want to vote on any matter, then the Board, as your proxy, will vote your shares in favor of fixing the number of Directors of the Company at twelve (12), the nominees for Director named in this Proxy Statement, the amendments to, and restatement of, the Certificate of Incorporation, and the ratification of the appointment of KPMG LLP as the independent auditors. We do not know of any other matters that shareholders may present for a vote at the meeting. If any shareholder properly presents any other matter for a vote, including a proposal to adjourn the meeting, the Board members indicated on the proxy sheet, as the holders of your proxy, may vote on those matters based on their judgment.

      If you sign and return the enclosed proxy sheet, you may revoke it at any time before the polls are closed. If you want to revoke your proxy, you must:
(i) sign and deliver a written notice to the Secretary of the Company, at or before the meeting, dated after the date of your proxy stating that you want to revoke the proxy; (ii) sign and deliver to the Secretary of the Company, at or before the meeting, another proxy sheet relating to the same shares with a later date; or (iii) attend the meeting and vote in person. Attending the meeting does not automatically revoke a proxy unless you also take one of the three actions described in the prior sentence. Any written notice revoking a proxy must be delivered to Douglas C. Gulotty, Secretary, The Wilber Corporation, 245 Main Street, P.O. Box 430, Oneonta, New York 13820.

      Quorum. If 5,589,047 shares of our common stock are present in person or represented by proxy at the meeting, there will be a quorum which will allow the meeting to commence. Once a quorum is present, the meeting can continue even if some shareholders leave the meeting. If a shareholder is present in person or by proxy but abstains from voting any shares, or if a broker submits a proxy for shares but does not vote those shares, then the shares are counted as present for purposes of determining a quorum. Shareholder votes will be tabulated by the persons appointed by the Board to act as inspectors of election of the meeting.

      Required Vote. A plurality of the votes cast is required to elect Directors. This means that the nominees for each directorship who receive the most votes will be elected. Abstentions and broker non-votes will not be counted for or against any of the nominees and will have no effect on the outcome of this proposal.

      Presently, cumulative voting is permitted in the election of Directors. Cumulative voting allows each shareholder to cast all of his or her votes (equal to the number of shares owned, multiplied by the number of Director nominees) for a single nominee or any two or more nominees, rather than distributing his or her total votes equally among the twelve (12) nominees. If shareholders approve Proposal III at the meeting, cumulative voting will be eliminated and Directors will be elected by a plurality of the votes cast, as more fully described in Proposal III in this Proxy Statement under the subheading "Elimination of Cumulative Voting."

      Regarding the other three proposals before the meeting, each share is entitled to one vote. A majority vote of the shares outstanding and entitled to vote is required to approve the proposals described in this Proxy Statement and any other matter which may be presented for a vote at the meeting.

      Director Nominations by Shareholders. Our Bylaws provide that, at an annual meeting, a shareholder may nominate a person for election as a Director only if advance notice of intent to nominate the person and certain additional information as described in the Bylaws is mailed or delivered to the Secretary of the Company. The notice must be received by the Company at least 14 but not more than 50 days before the date of the meeting (or at least 7 days in advance of the meeting if less than 21 days' notice of the meeting is given). The notification shall contain the following information to the extent known to the notifying shareholders: (i) the name and address of each proposed nominee; (ii) the age of each proposed nominee; (iii) the principal occupation of each proposed nominee; (iv) the number of shares of the Company owned by each proposed nominee; (v) the total number of shares that to the knowledge of the notifying shareholder will be voted for each proposed nominee; (vi) the name and residence address of the notifying shareholder; and (vii) the number of shares of the Company owned by the notifying shareholder.

    Important Information for Shareholders Whose Stock Is Held in Street Name

      If you hold your stock in street name, which means that your stock is held for you in a brokerage account and is not registered on our stock records in your own name, please tell your broker as soon as possible how to vote your shares to make sure that your broker votes your shares before the polls close at the meeting. If your stock is held in street name, you do not have the direct right to vote your shares or revoke a proxy for your shares unless your broker gives you that right in writing.

                      Principal Owners Of Our Common Stock

      The following table provides you with information, to the best of our knowledge, about stock ownership by Directors, executive officers, and any person or group known by us to own beneficially more than 5% of our outstanding common stock. The information is as of the Record Date.

-------------------------------------------------------------------------------------------------------------
                                                                            Amount and
                                                                             Nature of          Percentage
                                                                             Beneficial          Ownership
               Name of Beneficial Owner                                    Ownership (1)           (2)
-------------------------------------------------------------------------------------------------------------
The AE & AT Farone Foundation, Inc.                                            837,120              7.49%
  620 Michigan Avenue NE, Washington, DC 20064
-------------------------------------------------------------------------------------------------------------
Wilber National Bank (3)                                                       882,345              7.89%
  245 Main Street, Oneonta, New York 13820
-------------------------------------------------------------------------------------------------------------
         Directors and Executive Officers
-------------------------------------------------------------------------------------------------------------
Brian R. Wright                                                              3,433,600             30.72%
  Director and Chairman of the Company and the Bank
-------------------------------------------------------------------------------------------------------------
Alfred S. Whittet (4)
  President and Chief Executive Officer of the Company and
  Vice Chairman and Chief Executive Officer of the Bank                         12,000             *
-------------------------------------------------------------------------------------------------------------
David F. Wilber, III (5)
  Director of the Company and the Bank                                         383,076              3.43%
-------------------------------------------------------------------------------------------------------------
James F. VanDeusen (6)
  Director of the Company and the Bank                                          25,000             *
-------------------------------------------------------------------------------------------------------------
Philip J. Devine (7)
  Director of the Company and the Bank                                          78,520             *
-------------------------------------------------------------------------------------------------------------
Douglas C. Gulotty
  Executive V.P., Secretary and Director Nominee of the Company and                200             *
  President and Chief Operating Officer of the Bank
-------------------------------------------------------------------------------------------------------------
Joseph E. Sutaris
  Chief Financial Officer and Treasurer of the Company and
  Senior V.P., Chief Financial Officer and Secretary of the Bank                   100             *
-------------------------------------------------------------------------------------------------------------
                Director Nominees
-------------------------------------------------------------------------------------------------------------
Mary C. Albrecht, Director of the Bank                                             100             *
-------------------------------------------------------------------------------------------------------------
Olon T. Archer, Director of the Bank (8)                                        33,600             *
-------------------------------------------------------------------------------------------------------------
Richard E. Keene, Director of the Bank                                           4,800             *
-------------------------------------------------------------------------------------------------------------
Joseph P. Mirabito, Director of the Bank (9)                                    71,715             *
-------------------------------------------------------------------------------------------------------------
James L. Seward, Director of the Bank                                            1,600             *
-------------------------------------------------------------------------------------------------------------
Geoffrey A. Smith, Director of the Bank                                          2,800             *
-------------------------------------------------------------------------------------------------------------
All Company Directors and Executive Officers as a Group (7 persons)          3,932,496             35.18%
-------------------------------------------------------------------------------------------------------------

Notes to Principal Owners of Our Common Stock Table:

(1) Under Rule 13d-3 of the Securities Exchange Act of 1934 (the "Exchange Act"), as amended, a person is considered a beneficial owner of a security if he/she has or shares voting power or investment power over the security or has the right to acquire beneficial ownership of the security within 60 days from the date of this filing. "Voting Power" is the power to vote or direct the voting of shares. "Investment Power" is the power to dispose or direct the disposition of shares.

(2) There are 11,178, 092 shares of the Company's stock issued and outstanding as of the Record Date. An asterisk (" * ") means that the percentage held is less than 1%.

(3)   The Bank acts as Trustee for these shares held for certain customers.

(4) Mr. Whittet owns 7,200 shares directly. Mr. Whittet's spouse owns 4,800 shares.

(5) Mr. Wilber owns 95,956 shares personally and 190,000 shares as a fiduciary. Mr. Wilber's spouse owns 97,120 shares as to which he disclaims beneficial ownership.

(6)   Mr. VanDeusen holds his shares jointly with his spouse.

(7) Mr. Devine owns 70,656 shares personally, 3,864 shares through a trust and 4,000 shares as a guardian.

(8) Mr. Archer owns 10,400 shares directly, and 23,200 shares through a corporation that he solely owns.

(9) Mr. Mirabito owns 33,675 shares directly, and 38,040 shares jointly with his spouse.

            PROPOSAL I FIXING THE NUMBER OF DIRECTORS AT TWELVE (12)

      The Company's Bylaws provide that the Board shall consist of not less than five (5) nor more than twenty five (25) members, and that the number of Directors shall be fixed by the shareholders at the annual meeting. Within the foregoing limits, the Board may from time to time fix the number of Directors, but may not raise or lower the number by more than two (2) between any two (2) successive annual meetings of the shareholders. Vacancies on the Board, including vacancies resulting from an increase in the number of Directors, may be filled by a majority vote of the remaining members of the Board. Each person so appointed shall be a Director until the next annual meeting of shareholders.

      Our Board currently has six (6) Directors,  all of whom, except for Robert
W. Moyer,  also serve as Directors of the Bank.  The Bank  currently  has twelve
(12) Directors, all of whom are nominees for election as Directors of the Company. We are proposing to expand our Board to twelve (12) Directors so that all nominees, if elected by our shareholders, will serve as Directors of both the Company and the Bank.

      We believe that the expansion of the Board, coupled with the election of these nominees as Directors of the Company, will substantially strengthen the Company. The issues and challenges confronting the Company's Board have become more complex and sophisticated as the federal banking and securities laws applicable to the Bank and the Company have expanded, and as a result of our becoming a public company listed on the American Stock Exchange(R) ("Amex(R)"). Broader experience, new perspectives and additional skills are required to successfully meet these new demands. The Bank Directors who are nominees for the additional Company directorships collectively have more than 80 years of experience managing the affairs of the Bank as Directors and/or officers. See "Proposal II. Election of Directors - The Nominees". We are confident that their participation as Directors will increase the resources available to the Company and fortify its governance.

      THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF FIXING THE
                    NUMBER OF BOARD MEMBERS AT TWELVE (12).

                                   PROPOSAL II
                              ELECTION OF DIRECTORS

      Our Board presently has six (6) members and under the Company's current Certificate of Incorporation and Bylaws, each Director is elected for a one year term and until his successor is elected and qualified. If our shareholders approve Proposal III at the meeting, we will thereafter classify the Board, as evenly as possible, into Class I, Class II and Class III. Class I Directors' terms will expire at the 2006 annual meeting, Class II Directors' terms will expire at the 2007 meeting and Class III Directors' terms will expire at the 2008 meeting. After the expiration of the initial term of each class, the nominees elected for the directorships in each class will serve for three (3) year terms. See "Proposal III - Approval of Restated Certificate of Incorporation - Classification of the Board."

      At this meeting, shareholders will elect twelve (12) Directors, five (5) of whom are current Directors of the Company. Mr. Moyer will not be seeking re-election due to his reaching mandatory retirement age of 70 years, under the Bylaws of the Company. The Board has nominated the persons set forth below for election at the meeting as Directors. Shareholders elect Directors by a plurality of the votes cast, which means that the twelve (12) nominees with the highest vote totals will be elected. Cumulative voting by shareholders is permitted in the election of Directors, which means that a shareholder may cast all of his or her votes (equal to the number of shares owned, multiplied by twelve (12) - the number of Director nominees) in favor of any one (1) nominee or two (2) or more nominees. If the shareholders approve Proposal III, cumulative voting will not be utilized in the election of the Company's Directors. See "Proposal III - Approval of Restated Certificate of Incorporation
- Elimination of Cumulative Voting."

      Each of the nominees named below has consented to being named in this Proxy Statement and to serve, if elected. If any nominee becomes unavailable for election for any presently unforeseen reason, the Board, as the holder of your proxy, will have the right to use its discretion to cast your votes for a substitute.

The Board recommends that you vote in favor of the twelve (12) nominees.

                                  The Nominees

      We are providing the following information regarding the nominees for election as Directors. There are no arrangements or understandings by which any Director was selected to serve as such. There are no family relationships among Directors and executive officers of the Company. Ages are as of the Record Date.

      Brian R. Wright, age 60, is Chairman of the Board of the Company and the Bank. Mr. Wright became a Director of the Bank in 1976 and of the Company in 1982. He was elected Chairman of the Bank in 1981 and of the Company in 1982. Mr. Wright is Special Counsel to the law firm of Hinman, Howard & Kattell, LLP in Binghamton, New York, and is a member of the New York and Florida Bar Associations, as well as the Broome County Bar Association. Mr. Wright served as an Assistant District Attorney for Broome County, New York from 1971 to 1973. He is currently a trustee of Hartwick College, Oneonta, New York, and the Oneonta Family Y.M.C.A. Mr. Wright is a Trustee of the Mayo Trust in White Plains, New York, and is a past Director of the National Soccer Hall of Fame in Oneonta, New York, the Lourdes Hospital Foundation in Binghamton, New York, and the Broome Community College Foundation, Inc. in Binghamton, New York.

      David F. Wilber, III, age 61, has been a Director of the Bank since 1970 and of the Company since 1982. Since 1982, Mr. Wilber has been a real estate investor, and owns several residential and commercial properties within and outside of the Company's primary market area. Mr. Wilber also served the Town of Oneonta as a Town Justice and on the Oneonta Town and Otsego County Planning Boards and is a past commissioner of the New York State Commission on Cable Television. Mr. Wilber also serves on the Boards of several local charitable foundations.

      James F. VanDeusen, age 68, has been a Director of the Bank since 1977 and of the Company since 1982. Mr. VanDeusen has served as President of Southern New York Claim Service in Oneonta, New York, a company providing insurance adjustment services since 1962. Mr. VanDeusen is a licensed general insurance adjuster and a current member and past President of the New York State Association of Independent Adjusters. In addition, Mr. VanDeusen serves as the Chairman of the Huntington Memorial Library Board of Trustees, Oneonta, New York.

      Philip J. Devine, age 69, has been a Director of the Bank since 1979 and of the Company since 1982. Mr. Devine has been an attorney in private practice since 1965 and is a member of the New York Bar Association, as well as the Otsego County Bar Association. In addition to his service to the Company and the Bank, Mr. Devine serves as a Director of Seeley's Ceramic Services, Inc., a small manufacturing company, and Seward Sand and Gravel, Inc. Mr. Devine is also a Director of OTSAR Corp., the parent company of the local chapter of the NYSARC, Inc., a private not-for-profit agency providing care services to those individuals with mental and other developmental disabilities.

      Alfred S. Whittet, age 61, has served as President and Chief Executive Officer of the Company since 1998 and is currently the Chief Executive Officer of the Bank. Mr. Whittet, who has been with the Bank since 1972, previously held various positions including President and Chief Executive Officer of the Bank from 1998 through 2004; President and Chief Operating Officer of the Bank from 1986 to 1998; and Executive Vice President, Secretary and Vice President. He has been a Director of the Bank since 1986 and of the Company since December 1997. Mr. Whittet also assumed the role of Vice Chairman of the Bank's Board in January 2005.

      Mr. Whittet has served in various capacities with the New York Bankers Association, including Director and past Chair of the association's group creditors and employee trusts insurance committee. Mr. Whittet is Chairman of the New York Business Development Corporation Binghamton Regional Loan and Advisory Committee. Mr. Whittet is a past Director and Chairman of the A.O. Fox Memorial Hospital in Oneonta, New York and the Oneonta Family Y.M.C.A. He currently serves as Chairman of the Oneonta Family Y.M.C.A. Board of Trustees and is on the Board of the A.O. Fox Memorial Hospital Foundation.

      Douglas C. Gulotty, age 42, has been employed at the Bank since 1985 and currently holds the positions of Executive Vice President and Secretary of the Company and President and Chief Operating Officer of the Bank. He previously held the position of Executive Vice President of the Bank from 2000 to 2004. Prior to that, Mr. Gulotty served as Senior Vice President - Customer Delivery Division, Vice President - Retail and Commercial Loan Officer. Mr. Gulotty is a Director of the New York Bankers Association Service Corp. He also serves as a Trustee for Schenevus Central School, Schenevus, New York and as a Director of the Oneonta Family Y.M.C.A.

      Geoffrey A. Smith, age 57, has been President and Chief Executive Officer of Medical Coaches, Inc., a company headquartered in Oneonta, New York since 1972. He has also been a Director of the Bank since 1996. Mr. Smith also serves on the Board of Directors of various companies, including Preferred Mutual Insurance Company; Wellness Enterprises of Gainesville, Florida (where he is Chairperson of the Board); Positive Impact Medical Waste System of Odessa, Texas and Sargent International of Orleans, Massachusetts. Mr. Smith served as a director of Oneonta Federal Savings & Loan Association, and later on the Advisory Board of Astoria Federal Savings and Loan. Mr. Smith also serves on the Boards of several local charitable organizations and foundations.

      James L. Seward, age 53, was elected to the New York State Senate, 51st Senatorial District, in 1986. He has been a Director of the Bank since 1988, and also serves as a Director for Pathfinder Village, a local agency that provides residency and care for adults with Down's Syndrome; Glimmerglass Opera and the Catskill Symphony. He currently serves as Chairman of the Senate Majority Task Force for Volunteer Emergency Services and Chairman of the Senate Standing Committee on Insurance. Other committees on which Senator Seward serves include Finance, Agriculture and Education. He is also a former Milford Town Justice.

      Joseph P. Mirabito, age 46, has served as President and Chief Executive Officer of the Mirabito Fuel Group since 1986. He has been a Director of the Bank since 1995. Mr. Mirabito serves on the Board of Directors of Empire State Petroleum Association, since 2002, and Lemoyne College Board of Regents, since 2004. He formerly served as a Director of the Otsego County Chamber of Commerce, and is currently President of the Greater Sidney Development Corp., a not-for-profit organization.

      Richard E. Keene, age 69, has been the owner of Keeneland Farm, Inc. since 1960. He has been a Director of the Bank since 1982. Mr. Keene is the former President of Holstein USA, a national association of breeders of registered Holstein dairy cattle headquartered in Brattleboro, Vermont and is a Vice Chairman of the Board of Directors of Farm Service Agency of Otsego County and a director of the Otsego County Farmland Protection.

      Olon T. Archer, age 59, has been President of Archer Enterprises, Inc., a holding company for commercial real estate investments and retail flooring, since 1995. He has been a Director of the Bank since 1997 and currently serves as the Chairman of the Bank's audit committee. A certified public accountant, Mr. Archer also served as a Director and Treasurer of A.O. Fox Memorial Hospital from 1995 to 2001.

      Mary C. Albrecht, age 58, has served, since 1985, as Executive Director of Opportunities for Otsego, Inc., a not-for-profit organization. She has been a Director of the Bank since 2001. She also provides consultation services to other not-for-profit organizations, serves as Chairperson of the Oneonta Family YMCA and is a member of the New York State Community Action Association, where she formerly served as Vice President.

    THE BOARD UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE IN FAVOR OF
                          THESE TWELVE (12) NOMINEES.

                    Executive Officers Who Are Not Directors

      The Board elects executive officers for one year terms and they serve at the pleasure of the Board. Provided below is certain information regarding the executive officer of the Bank who is not a Director or Director nominee. His age is as of the Record Date.

      Joseph E. Sutaris, age 37, has been employed with the Bank since 1995 and has been the Chief Financial Officer of the Company and the Bank since 2003 and Treasurer since 2004, Senior Vice President of the Bank since 2000 and Secretary of the Bank since 1998. Previously, Mr. Sutaris served as Secretary of the Company from 1998 to 2004, Vice President of Planning and Finance and as Planning and Finance Officer of the Bank.

      Mr. Sutaris serves as a Director of the National Soccer Hall of Fame, Oneonta, New York and is the past Chairperson of the Oneonta Family Y.M.C.A. Mr. Sutaris also serves on the Advisory Board of Meridian Venture Partners II, L.P., Radnor, Pennsylvania, a Small Business Investment Company, in which the Bank is a limited partner.

                                  PROPOSAL III
                APPROVAL OF RESTATED CERTIFICATE OF INCORPORATION

      On January 21, 2005 and February 25, 2005, the Board adopted resolutions proposing and recommending that the Company's shareholders approve certain amendments to, and a restatement of, the Company's Certificate of Incorporation (as so amended and restated, the "Restated Certificate of Incorporation"), as described in Proposal III. Proposal III, if adopted, would:

      1. Restate the Company's purpose, eliminate obsolete statutory references and add mandatory statutory references, and designate the New York Secretary of State as agent for service of process;

      2. Provide for a classified Board having staggered three-year terms of office for each directorship;

      3. Eliminate cumulative voting in the election of the Company's Directors;

      4. Require a supermajority vote of the outstanding shares of common stock to approve a merger of the Company and other extraordinary transactions involving the Company; and

      5. Permit the Board, in its discretion, to consider a number of factors when evaluating an offer to acquire the securities of the Company and to take defensive measures in connection with unwelcome acquisition offers.

      If our  shareholders  approve  Proposal  III,  we will  file the  Restated
Certificate of Incorporation with the New York Department of State. The following detailed descriptions of the amendments to the Company's Certificate of Incorporation are qualified entirely by reference to the Restated Certificate of Incorporation, a copy of which is included as Exhibit A to this Proxy Statement.

Restatement of Corporate Purpose, Elimination Of Obsolete Statutory References, Designation of Secretary of State as Agent for Service of Process

      Description of the Amendments: The description of the Company's purposes would be restated to reflect its current business. References in the Certificate of Incorporation to the New York Stock Corporation Law will be replaced with references to the New York Business Corporation Law (the "BCL"). The Certificate of Incorporation would designate the New York Secretary of State as agent for the service of process on the Company.

      Reasons for the Amendments: The Company's Certificate of Incorporation was written in 1928, when the Company was organized. Although it has been amended since 1928, the Certificate of Incorporation still contains outdated language and statutory references, and lacks a provision required by the BCL. These proposed amendments would modernize the Certificate of Incorporation so that it accurately describes the Company's business and conforms to the BCL.

      First, the corporate purposes would be restated to reflect that the Company's business is the ownership of the Bank and to grant to the Company all of the powers available to it under the BCL. Second, the proposed amendment would eliminate outdated references to the Stock Corporation Law, which has been repealed, and replace them with references to the BCL. Third, as required by the BCL, the Certificate of Incorporation will designate the New York Secretary of State as the agent for the service of legal process on the Company.

Classification Of The Board

      Description of the Amendment: The Company's Certificate of Incorporation now provides for shareholders to annually elect Directors to hold office until the next annual meeting of shareholders or until their successors are elected and qualified. If the shareholders approve Proposal III at the meeting, we will thereafter classify the Board, as evenly as possible, into Class I, Class II and Class III. Class I Directors' terms will expire at the 2006 annual meeting, Class II Directors' terms will expire at the 2007 meeting and Class III Directors' terms will expire at the 2008 meeting. After the expiration of the initial term of each class, the nominees elected for the directorships in each class will serve for three (3) year terms. If any vacancies occur, the Board will be allowed to fill such vacancies with appointees who will serve for the remainder of the resigning Director's term.

      Reasons for the Amendment: The BCL permits New York business corporations to classify their Board of Directors and establish staggered terms of office for the classes of Directors. We believe that classification of the Board could help ensure continuity and stability of Company management and its business strategies and policies, which is particularly important for a holding company of a community based financial institution such as the Bank. By classifying the Board and staggering the terms of its members, it will generally take at least two shareholder meetings to effect a change in control of the Board, as a majority of Directors at any given time will be seated and have prior experience as Directors of the Company.

Elimination of Cumulative Voting

      Description of the Amendment: In the election of Directors, under cumulative voting, each shareholder may cast a number of votes equal to the number of shares held by such shareholder, multiplied by the number of Directors to be elected at the meeting. The shareholder may cast such votes entirely for one candidate or allocate them among two or more nominees for Director in any manner desired by the shareholder. The candidates receiving the highest number of votes, up to the number of Directors to be elected, are elected. Cumulative voting enables a shareholder, or a group of shareholders, representing a minority of the votes cast, to elect one or more nominees.

      If our shareholders approve Proposal III and cumulative voting is eliminated, each shareholder would have one vote per share for each Director of the Board who is up for election. Each of the Company's

Directors would thereby be elected by the vote of a plurality of the shares. If the proposal is adopted by the shareholders, it will be effective for all elections of Directors that will be held at all future shareholder meetings.

      Reasons for the Amendment: The Company believes that every Director of a publicly held corporation should represent the interests of at least a plurality of shareholders. As noted above, with cumulative voting in effect, shareholders holding a minority of the shares, whose interests and goals may not be consistent with those of the holders of a majority of the shares, could obtain representation on the Board. We believe that such representation could be disruptive and could impair the efficient management of the Company for the benefit of shareholders generally. With cumulative voting eliminated, a nominee could only be elected with relatively wide support. In the judgment of the Board, this amendment to the Certificate of Incorporation would be in the best interests of the Company and its shareholders.

Supermajority Vote For Mergers And Other Extraordinary Transactions

      Description of the Amendment: This amendment would require the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of common stock to approve a merger, consolidation, liquidation or dissolution of the Company or any action that would result in the sale or other disposition of all or substantially all of the assets of the Company and which would require such vote to amend this "supermajority" provision.

      Reasons for the Amendment: Adoption of this proposed amendment would conform the Company's Certificate of Incorporation to the BCL, which prescribes the vote required for the approval of a merger of a New York business corporation. The Board believes that this proposed amendment, which embraces business combinations in addition to mergers, as well as sales of a substantial portion (generally, 10% or more) of the Company's assets, would be in the best interests of the Company and its shareholders because extraordinary transactions such as these should be undertaken only pursuant to a clear mandate from the Company's owners. In the judgment of the Board, a "supermajority" provision requiring a 66 2/3% vote of our shareholders for approval of a business combination or asset sale, is an appropriate mechanism for assuring a convincing shareholder directive. Likewise, we believe that a 66 2/3% vote of our shareholders should be required to amend the proposed supermajority provision.

Board Consideration Of Factors When Evaluating Takeover Proposals

      Description of the Amendment: This proposed amendment would permit the Board, in its discretion, to consider a number of factors when evaluating an offer to acquire the securities of the Company. These factors include, but are not limited to: (i) the fairness of the offered price based on the Company's financial performance; (ii) whether the Company could obtain a better price in the future; (iii) the financial and managerial resources, reputation, business practices and future prospects of the offeror; (iv) the possible impact on the business of the Company and its subsidiaries and their employees, customers, suppliers and creditors and the effects on the communities in which the Company's and its subsidiaries' facilities are located; (v) the value of any securities which the offeror is offering in exchange for the Company's securities, based on an analysis of the worth of the Company as compared to the offeror's securities; and (vi) any antitrust or other legal and regulatory issues that are raised by the offer.

      The proposed amendment would also permit the Board to take defensive measures in connection with acquisition offers it has rejected, including, but not limited to: (i) advising shareholders to reject the offer;(ii) litigation against the offeror; (iii) filing complaints with all governmental and regulatory authorities; (iv) acquiring the offeror's securities; (v) selling or otherwise issuing authorized but unissued securities or treasury stock or granting options with respect thereto; (vi) acquiring a company to create an antitrust or other regulatory problem for the offeror; (vii) adopting a shareholder rights or similar plan; (viii) amending the Company's Certificate of Incorporation; and (ix) soliciting additional offers.

      Reasons for the Amendment: The BCL permits the Board of Directors of a New York business corporation, when considering a possible change in control of the corporation, to consider the long term and the short term effects of a change in control on the corporation and its shareholders, as well as other constituencies, including the corporation's employees, customers and creditors. The proposed amendment would incorporate this statutory authority into the Company's Certificate of Incorporation and specifically authorize the Board to take defensive actions against hostile takeover attempts. The Board believes that the proposed amendment would be in the Company's and its shareholders' best interests because it would enable it to make fully informed and balanced decisions regarding acquisition proposals and to act effectively against offers that it has rejected.

      Required Vote: The approval of Proposal III requires the affirmative vote of at least the majority of the shares of common stock of the Company issued and outstanding and entitled to be cast.

    THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF PROPOSAL III,
       AMENDING AND RESTATING THE COMPANY'S CERTIFICATE OF INCORPORATION.

                        ANTI-TAKEOVER EFFECTS OF PROPOSED
                     CERTIFICATE OF INCORPORATION AMENDMENTS

      The amendments to the Company's Certificate of Incorporation described in Proposal III (except the amendments restating the Company's purpose, eliminating obsolete statutory references, and designating the New York Secretary of State as agent for service of process) have potential "anti-takeover" effects. The proposed amendments, if adopted, could discourage or prevent a business combination or other transaction supported by a shareholder(s) which the Board does not support and could have the effect of entrenching the existing Directors. The following discussion explains some of the potential consequences of the adoption of these amendments. The discussion is illustrative only and does not purport to be a complete list of potential anti-takeover effects.

      A staggered Board may have an anti-takeover effect because it may create an impediment, which may frustrate persons seeking to take over or otherwise gain control of the Company. A possible acquiror may not be able to gain control of the Company's Board for at least two years, given the staggered term structure, which assures the seating of a majority of the existing Board for two years. Generally, approximately one-third of the existing Board would be up for election at any annual meeting of shareholders.

      Elimination of cumulative voting in the election of Directors could, under certain circumstances, make it more difficult for a shareholder who acquires a substantial number of shares to obtain representation on the Board. To the extent that it impedes the ability of a shareholder to obtain representation on the Board, the proposed amendment might render more difficult any attempt by a minority holder or group of holders of a significant number, but less than a majority, of voting shares to monitor, change, or influence the management or policies of the Company, and might be viewed as perpetuating management and having an anti-takeover effect.

      The supermajority vote requirement for the merger of the Company and other extraordinary business transactions would have a significant anti-takeover effect. Since our Directors and executive officers as a group own 35.18% of our common stock, if they all voted their stock against a merger or other business combination or asset sale proposal, they, as a group, could block the transaction. Accordingly, as a practical matter, it would be very difficult for supporters of a transaction opposed by the Board and the Company's management to secure a supermajority vote in favor of the transaction.

      The proposed amendment authorizing the Board to consider both the long and short term interests of the Company and specific enumerated factors when considering an acquisition proposal, and to take defensive measures against an offeror whose proposal the Board has rejected, is a powerful anti-takeover device. It means, for example, that in the exercise of its fiduciary duty, the Board could reject an acquisition proposal that represents a premium per share over the then market price of our common stock, if the Board concluded that the long term interests of the
Company, its shareholders and the interests of the Company's other constituencies would be served better by rejecting the offer and remaining independent. Likewise, the Board's power to authorize litigation, a shareholder rights plan or other defensive measures against the offeror or the actual commencement or adoption of these measures could prevent an offeror from commencing a proxy contest and generally discourage offerors from proceeding with proposals opposed by the Board.

                                   PROPOSAL IV
             RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

      The Company's Board appointed KPMG LLP as independent auditors to audit the books of the Company and the Bank for the fiscal year ending December 31, 2005, subject to ratification by the shareholders at the meeting. KPMG LLP has been regularly engaged by the Company and the Bank for the last six years.

      A representative of KPMG LLP is expected to be present at the meeting and will have an opportunity to make a statement if he or she wishes to do so. We also expect that the representative will be available to answer appropriate questions from shareholders.

    THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE RATIFICATION OF
                  THE APPOINTMENT OF THE INDEPENDENT AUDITORS.

                  Meetings of the Board and Certain Committees

      Our Board held 12 meetings in fiscal 2004. The Company's Board has four committees - an Executive, Audit, Compensation and Corporate Governance and Nominating Committee. All of the Directors attended at least 75% of the meetings of the Board and the committees on which they serve.

      Our Executive Committee consists of all the Company's Directors. This committee's purpose is to consider and evaluate certain confidential matters which may come before the Board and assist the Board with corporate strategies, as needed. No meetings of this committee were held in fiscal 2004.

      Our Audit Committee, which met four times in fiscal 2004, consists of Directors Moyer (Chair), Wilber and Devine, along with Olon T. Archer who, as Chairman of the Bank's Audit Committee, serves as an ex-officio and non-voting member. All members of the Audit Committee meet the independence requirement of Amex(R). The committee functions on matters related to the accounting, bookkeeping and auditing functions of the Company and the Bank and meets periodically with the Company's independent auditors to arrange for the audit of the Company's annual financial statements and to review and evaluate recommendations made during the annual audit. The Audit Committee also reviews, approves and supervises the internal auditing procedures and reviews the regulatory examinations of the Bank.

      Our Compensation Committee, which met twice in fiscal 2004, consists of Directors Devine, Moyer, VanDeusen, Wilber and Wright (Chair). The committee functions on matters relating to salaries, incentive compensation and related benefits for Messrs. Whittet, Gulotty and Sutaris. The full Board of Directors of the Bank, which includes all members of the Company's Board except Mr. Moyer, reviews salary policies and general salary administration for all officers, employees and Directors of the Bank.

      Our Corporate Governance and Nominating Committee. Our Corporate Governance and Nominating Committee (the "Nominating Committee") was formed in May 2004 and did not meet in fiscal 2004. Prior to the formation of the Nominating Committee, our full Board acted as a nominating committee for the purpose of identifying, nominating and recruiting Directors for election at the shareholders' meeting. Our Nominating

Committee is comprised of Directors Wright (Chair), Devine, Moyer, VanDeusen and Wilber. All members of the Nominating Committee meet the independence requirement of Amex(R). This committee identifies, nominates and recruits Directors for election at the shareholders' meetings. The Nominating Committee operates under a charter which is posted and available on the Bank's website (http://www.wilberbank.com) under the link `About Us.'

Director Independence

      Our Board has determined that all of the Directors and nominees are "independent" as defined by the Amex(R) listing standard which is applicable to the Company, except for Director Whittet and nominee Gulotty by virtue of their employment relationship with the Company and the Bank.

      In accordance with Amex(R) rules, independent members of the Board meet in executive session without the presence of non-independent directors and management of the Company at least annually. The Board met three (3) times in executive session during fiscal 2004.

Shareholder Communication with the Board of Directors

      In furtherance of the Company's desire to effectively communicate with our shareholders, our Board has implemented a process for shareholders to send communications to the Board. All communications: (i) must be in writing; (ii) should indicate whether it is to be received by the entire Board or specified individual Directors; and (iii) should clearly and concisely state the question or issue. The correspondence should be mailed or delivered to the Secretary of The Wilber Corporation, Attention: Secretary, 245 Main Street, P.O. Box 430, Oneonta, New York 13820.

      The Nominating Committee will consider persons recommended by shareholders of record entitled to vote for the election of directors if timely written notice, in paper form, of the intent to make a nomination at a meeting of shareholders is received by the Company in accordance with its Bylaws, policies and applicable law. A copy of the Company's Bylaws is available to all shareholders of record upon request. Shareholders who wish to suggest qualified candidates should write to: The Wilber Corporation, Attention: Secretary, at the address listed above. All recommendations should state, at minimum, the information set forth in this Proxy Statement under the caption "Director Nominations by Shareholders." The information submitted should also describe the nominee and indicate the nominee's willingness to serve, if elected.

      The Bank does not have a formal policy regarding Director attendance at the annual meeting. However, all directors are encouraged to attend. Last year all but one of our directors attended the annual shareholders' meeting.

                          Report of the Audit Committee

         In fulfillment of the requirements of the Securities and Exchange Commission ("SEC") for disclosure in proxy materials relating to the functioning of audit committees, the Company's Audit Committee has prepared the following report for inclusion in this Proxy Statement.

      The Audit Committee is governed by a Charter which specifies, among other things, the scope of its responsibilities and how those responsibilities are to be performed. The Charter is reviewed on an annual basis, and may be modified to reflect recent law changes and regulatory requirements under the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"). In accordance with the rules of the Amex(R), the listing standard applicable to the Company, the Audit Committee is comprised of the requisite number of members who are "independent" as defined by that listing standard.

      In the performance of its obligations required by the SEC, the Audit Committee has: (i) reviewed and discussed the audited financial statements with management; (ii) discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as may be modified or supplemented; (iii) received from the auditors disclosures regarding the auditors' independence required by Independence Standard No.1, as may be modified or supplemented, and has discussed with the auditors the auditors' independence; and (iv) considered the compatibility of non-audit services described below with maintaining auditor independence.

      Based on the above, the Audit Committee recommended to the Company's Board that the audited financials be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2004 for filing with the SEC.


                                 AUDIT COMMITTEE
                             Robert W. Moyer (Chair)
                                Philip J. Devine
                              David F. Wilber, III
                           Olon T. Archer (ex-officio)

Audit Committee Financial Expert

      Mr. Robert Moyer, who is not seeking re-election, chaired the Audit Committee in fiscal 2004 and was determined to be an "audit committee financial expert," as that term is defined in Item 401(h) of Regulation S-K of the Securities Act of 1933, and was "independent" as defined by the Amex(R), the listing standard applicable to the Company, and standards under Rule 10A-3 under the Exchange Act. If nominee Mr. Archer, who serves as an ex-officio and non-voting member of the Audit Committee, is elected as a Director at the meeting, the Board has determined that he is an "audit committee financial expert" and is "independent" as defined by the aforementioned applicable regulations, and he would serve as Chairman of the Company's Audit Committee. If Mr. Archer is not elected, the Board does not consider any of the existing members of the Audit Committee to be a financial expert as the term is defined in applicable regulations, although it is believed that, with their experience, they should be able to competently perform the functions required of them as members of the Audit Committee.

Independent Auditors' Fees

      Pre-approval Policies and Procedures. In accordance with rules adopted by the SEC to implement requirements of the Sarbanes-Oxley Act and the Audit Committee's Charter, all audit and audit-related services and all permitted non-audit work performed by the independent auditors, KPMG LLP, must be pre-approved by the Audit Committee, including the proposed fees for such work. The Audit Committee has adopted policies and procedures pursuant to which audit, audit-related and tax services, and all permissible non-audit services, are pre-approved, and is informed of each service actually rendered that was approved through its pre-approval process. In addition, the Audit Committee has considered whether the non-audit services described below, if any, are compatible with maintaining the independence of the external auditors.

Audit and Non-Audit Fees. The table set forth below presents fees for professional audit and non-audit services provided by the Company's principal external accounting firm, KPMG LLP, for the last two fiscal years. Other miscellaneous audit fees paid to other professional audit firms are not included.

Type of Service                                Fiscal 2004          Fiscal 2003
--------------------------------------------------------------------------------
Audit Fees (1)                                   $ 115,000             $153,840
Audit Related Fees (2)                               2,000                7,900
Tax Fees (3)                                        30,475               38,965
All Other Fees (4)                                       0                    0
                                               ---------------------------------
Total                                            $ 147,475            $ 200,705
                                               =================================

(1) These fees include fees for: (i) the annual audit of the financial statements of the Company (including out-of-pocket expenses) for the fiscal years indicated; (ii) quarterly reviews of the Company's unaudited interim financial statements; and (iii) other miscellaneous audit matters. In 2003, KPMG LLP provided audit services related to the Company's filing of its SEC Form 10 registration statement totaling $39,340, and other miscellaneous audit matters totaling $4,500.

(2) The Company paid these fees to KPMG LLP in connection with the Company's SEC registration, listing on the Amex(R) and other items.

(3) Tax fees consist of fees billed for services rendered for federal and New York State tax return preparation, tax advice, tax planning and other tax compliance services.

(4) All Other Fees consists of fees for services other than services reported above. There were no Other Fees paid to KPMG LLP during 2004 and 2003.

                                  COMPENSATION

                            Compensation of Directors

      Director Fees. In fiscal 2004, the Company maintained a Board comprised of six (6) members. If the shareholders elect all nominees, the number of Company Directors will increase to twelve (12). The Bank maintains a separate Board comprised of twelve (12) members. All of the Company's current Directors, except Mr. Moyer, serve on the Board of the Bank and Wilber REIT, Inc. ("REIT"), a wholly owned subsidiary of the Bank. None of the Company, Bank or REIT Board members receive an annual retainer but receive fees for each Board or Committee meeting they attend. Directors who are full time employees do not receive Board or Committee fees. In fiscal year 2004, non-employee Company Directors received $800 per meeting. Non-employee Bank Directors currently receive $600 per Board meeting and $200 for each Committee meeting. Beginning in September 2004, REIT Directors began receiving a fee of $300 for each meeting they attended. Company and Bank Directors may defer a portion of their fees under a Deferred Compensation Plan established in 2001. Total Director fees and other compensation paid in fiscal 2004 to all Directors of the Company, the Bank and REIT amounted to $146,149. In addition, each Bank Director receives $25,000 of term life insurance.

      Deferred Fees Plan. A Deferred Fees Plan is available for Directors of both the Company and the Bank. This plan allows Directors to elect to defer the receipt of their meeting fees to a future date. Deferred fees are credited, together with interest accruing thereon, to a separate liability account. The funds in these accounts are not segregated from the Bank's general assets and participants have no rights against the Bank for any portion of their accounts except as general unsecured creditors. Interest is credited annually at a rate equal to the interest rate for a 5-year $100,000 certificate of deposit in effect January 1 of each year. The balance of any account is payable to the Director, or to his designated beneficiaries, in a lump sum or in sixty (60) monthly installments, at the election of the Director. Payments begin on a date specified by the Director or upon his termination as a Director of the Bank, whichever is applicable. Two (2) Directors participated in the deferred fees plan in fiscal 2004.

Executive Officer Compensation

      The following table includes information about total compensation and compensatory awards paid in fiscal years 2004, 2003 and 2002, to Mr. Whittet, the President and Chief Executive Officer of the Company, and each of the two other executive officers of the Company (each a "named executive officer") whose salary and bonus exceeded $100,000 in fiscal year 2004.

Summary Compensation Table:

---------------------------------------------------------------------------------------------------------------------------------
                                                                                          Long-Term Compensation
                                          Annual Compensation                        Awards             Payouts
---------------------------------------------------------------------------------------------------------------------------------
             (a)                   (b)        (c)       (d)        (e)          (f)           (g)          (h)          (i)
---------------------------------------------------------------------------------------------------------------------------------
            Name                                                   Other     Restricted    Securities
             and                                                   Annual       Stock      Underlying       LTIP       All Other
          Principal                         Salary      Bonus      Compen-      Awards       Options/      Payouts      Compen-
          Position                 Year       ($)        ($)      sation ($)      ($)        SARs (#)        ($)       sation ($)
---------------------------------------------------------------------------------------------------------------------------------
      Alfred S. Whittet            2004     238,897     30,000        --           0             0            0         157,183
     President and Chief        -------------------------------------------------------------------------------------------------
  Executive Officer of the         2003     232,212     60,000        --           0             0            0         140,746
 Company and Vice Chairman &    -------------------------------------------------------------------------------------------------
 Chief Executive Officer of        2002     224,721     45,000        --           0             0            0         125,666
          the Bank
---------------------------------------------------------------------------------------------------------------------------------
     Douglas C. Gulotty            2004     149,962     18,000        --           0             0            0               0
  Executive V.P., Secretary     -------------------------------------------------------------------------------------------------
 and Director Nominee of the       2003     144,647     32,900        --           0             0            0               0
         Company and            -------------------------------------------------------------------------------------------------
 President & Chief Operating       2002     137,164     27,000        --           0             0            0               0
     Officer of the Bank
---------------------------------------------------------------------------------------------------------------------------------
      Joseph E. Sutaris            2004     107,782     10,135        --           0             0            0               0
     Treasurer and Chief        -------------------------------------------------------------------------------------------------
  Financial Officer of the         2003     102,707     13,201        --           0             0            0               0
  Company and Senior V.P.,      -------------------------------------------------------------------------------------------------
 Chief Financial Officer and
    Secretary of the Bank          2002      99,444     10,573        --           0             0            0               0
---------------------------------------------------------------------------------------------------------------------------------

Notes to Summary Compensation Table (note references to columns):

(c) Salary is base salary, including amounts that are deferred under the Bank's Deferred Compensation Plan and the imputed value of life insurance benefits over $50,000.

(d) Bonuses include incentive payments made to executive officers for attaining certain performance measures. In fiscal 2004 the Compensation Committee set bonuses for all three named executive officers. In fiscal 2003 and 2004 Mr. Whittet's bonus was determined annually by the Company's Compensation Committee comprised of independent Directors. The remaining executive officers' bonuses were determined, in fiscal 2003 and 2004 by the Chief Executive Officer based upon performance measures approved by the Company's Board. All of the executive officers, at their election, may defer all or a portion of their annual bonus into the Bank's executive officer Deferred Compensation Plan. The amounts presented include amounts deferred.

(e) None of the named executive officers received additional benefits or perquisites totaling more than 10% of his salary and bonus.

(f), (g), (h) The Company does not provide any long-term incentive plans for its executive officers.

(i) During 2002 the Bank's Board of Directors granted Mr. Whittet a Supplemental Executive Retirement Plan ("SERP") benefit. The amount provided in column (i) represents the amount accrued during 2002, 2003 and 2004 for this benefit. Additional details regarding the SERP are provided below.

             Employment Agreements and Change in Control Agreements

      The employment of Mr. Whittet is governed by an Employment Agreement with the Bank, which became effective on January 1, 1998 and is for an indefinite term. Under the agreement, Mr. Whittet is paid an annual base salary set by the Compensation Committee of the Company. In addition, Mr. Whittet is entitled to receive an annual incentive bonus provided that performance objectives established by the Board of Directors are satisfied. The agreement provides for certain other benefits, including participation in all executive plans and arrangements and an automobile allowance.

      Mr. Whittet also entered into a Severance Compensation Agreement with the Company, which became effective on January 1, 1998 and will terminate on April 21, 2005, Mr. Whittet's 62nd birthday. Under the agreement, Mr. Whittet is entitled to receive a severance amount equal to three (3) times the average of his aggregate annual compensation in the event his employment is terminated following a change in control of the Company or the Bank for reasons other than disability, retirement, or cause. The average annual compensation is determined by summing Mr. Whittet's federally taxable wages, deferred salary and deferred bonuses for the three (3) year period prior to the change in control and dividing the sum by three. Based on this formula, Mr. Whittet would have been entitled to a severance amount of $806,139 if a change in control event had occurred on December 31, 2004.

      Mr. Gulotty and Mr. Sutaris entered into Retention Bonus Agreements with the Bank, which became effective on September 15, 1999 and will terminate on September 30, 2009. The agreements provide Mr. Gulotty and Mr. Sutaris with one-time lump sum bonus amounts, equal to 150% of their current annual salary, if they are employed in their current capacity in the event of a change in control of the Company or the Bank. If a change in control had occurred on December 31, 2004, Mr. Gulotty would have been entitled to a retention bonus amount of approximately $224,700 and Mr. Sutaris, $161,513.

      In each of the foregoing agreements, "change in control" is generally defined to mean: (i) a transaction where a consolidation or merger occurs of either the Company or the Bank and neither is the surviving corporation; (ii) a transaction where the common shares of either the Company or the Bank are exchanged for cash, securities or other property; (iii) a transaction involving the sale, lease or exchange of all, or substantially all, of the assets of the Company or the Bank; (iv) a transaction where the shareholders of the Company approve a plan of liquidation; or (v) a transaction where any person other than the Company becomes the beneficial owner of 50% or more of the Bank's outstanding stock.

                                  Benefit Plans

      Defined Benefit Retirement Plans. The Bank has a non-contributory defined benefit retirement plan through the New York State Bankers Retirement System. This plan covers all employees of the Bank who are at least age 21 years, and less than 65 years, with more than one year of service who complete 1,000 or more hours of service during the year. Benefits are based on the number of years of service and salary at retirement. An employee becomes fully vested in the plan after five years of service.

      At fiscal year-end 2004, Mr. Whittet had 31 years of credit service; Mr. Gulotty, 19 years and Mr. Sutaris, 9 years.

      The following table shows the estimated annual benefits payable at the individual's normal retirement age (65) under the pension plans of the Bank based on specific compensation and years of service classifications.

Pension Plan Table:

                      Approximate Annual Retirement Benefit

                                             Years of Credited Service (1)
  Average Final     ---------------------------------------------------------------------------------
  Compensation         10           15          20         25          30           35          40
-----------------------------------------------------------------------------------------------------
    $ 50,000        $ 7,844      $11,767      15,689     18,361      21,033       23,705       26,205
      75,000        $12,844      $19,267      25,689     30,236      34,783       39,330       43,080
     100,000        $17,844      $26,767      35,689     42,111      48,533       54,955       59,955
     125,000        $22,844      $34,267      45,689     53,986      62,283       70,580       76,830
     150,000        $27,844      $41,767      55,689     65,861      76,033       86,205       93,705
     175,000        $32,844      $49,267      65,689     77,736      89,783      101,830      110,580
     200,000        $37,844      $56,767      75,689     89,611     103,533      117,455      127,455
     225,000        $37,844      $56,767      75,689     89,611     103,533      117,455      127,455
     250,000        $37,844      $56,767      75,689     89,611     103,533      117,455      127,455
     300,000        $37,844      $56,767      75,689     89,611     103,533      117,455      127,455
     400,000        $37,844      $56,767      75,689     89,611     103,533      117,455      127,455

      Supplemental Executive Retirement Plan ("SERP"). In December 2002, the Bank entered into Supplemental Executive Retirement Plan Agreement with Mr. Whittet. The SERP agreement provides Mr. Whittet with supplemental retirement benefits in addition to defined benefit pension plan benefits.

      Mr. Whittet's agreement provides him with a $50,000 annual supplemental retirement benefit for life if he maintains continuous employment with the Bank and retires on or after January 1, 2006. The vesting schedule for Mr. Whittet's SERP benefit is as follows:

SERP Benefit Vesting Table:

---------------------------------------------------------------------------------------------
                                                                                Annual
          Date of Retirement                     Vested Percentage        Retirement Benefit
---------------------------------------------------------------------------------------------
On or prior to December 31, 2003                         25%                    $12,500
---------------------------------------------------------------------------------------------
January 1, 2004 through December 31, 2004                50%                    $25,000
---------------------------------------------------------------------------------------------
January 1, 2005 through December 31, 2005                75%                    $37,500
---------------------------------------------------------------------------------------------
On or after January 1, 2006                             100%                    $50,000
---------------------------------------------------------------------------------------------

      In the event Mr. Whittet's employment is voluntarily or involuntarily terminated prior to January 1, 2006 due to a change in control/ownership (as defined within the SERP agreement), Mr. Whittet will receive $50,000 of benefits annually. If Mr. Whittet's employment is involuntarily terminated prior to retirement for reasons other than cause, he will receive 84% of the fully vested benefit or $42,000 per year. The SERP agreement with Mr. Whittet also provides a 50% survivor benefit for his spouse should he pre-decease her. If Mr. Whittet dies prior to retirement, a benefit equal to $21,000 multiplied by the vested percentage at the time of death will be paid to his spouse annually until her death.

      Executive Officer Deferred Compensation Plan. The executive officers of the Company may elect to defer a portion of their annual bonus under a Deferred Compensation Plan established in 1985 and amended in 1999. Mr. Whittet may also defer a portion of his incentive bonus under the plan. Under the plan, the deferred funds earn a return based upon the performance of the classes of eligible securities that the participating officer designates. The eligible securities under the plan include: (i) U.S. Government debt obligations or (ii) equities and debt instruments, including mutual funds, used as investments by the Trust Department of the Bank. Additionally, participants may elect to index their deferred amounts to the financial performance of the Company's common stock ("phantom stock"). The benefit provided to the participants is the ability to defer payment of the elected salary and bonus amounts for federal and state income taxes purposes, as well as the ability to defer payment of taxes on capital appreciation and income earned on the "phantom stock" or underlying investments purchased for their account until time of withdrawal. The plan vests immediately and is not tied to long-term performance goals. The Company does not provide a matching benefit for participants. The participant's account is not held by the Company in trust, escrow or similar fiduciary capacity. Accordingly, neither the participant nor the participant's legal representative shall have any right against the Company with respect to any portion of the account, except as a general unsecured creditor. With notice to the Company, as required by law, the participants may withdraw funds upon the termination of their employment, retirement or in the event of financial hardship. The participants may make withdrawals from their deferred compensation upon retirement or termination in (i) a lump sum not later than 90-days after termination, (ii) monthly installments for a designated number of months not to exceed 60 months, or (iii) any other method permitted by law.

      Split-Dollar Life Insurance Plan. The Company provides a split-dollar life insurance plan for its senior officers. Currently, 15 senior officers of the Company and the Bank participate in the split-dollar life insurance plan, including all of the executive officers listed in the Summary Compensation Table above. Mr. Moyer, retired Chief Executive Officer and current Vice Chairman of the Company, also participates in the plan due to his previous employment with the Company. The plan provides each participant a life insurance benefit during his or her employment with the Bank, a post-retirement benefit, as well as other benefits in the event of disability, change of control, resignation and termination. Eligibility is determined at the sole discretion of the Company's Compensation Committee. The vested benefits are different for participants with less than five years of continuous service as a senior officer, as compared to participants with five or more years of continuous service as a senior officer. All of the executive officers listed in the Summary Compensation Table above have five or more years of continuous service as a senior officer of the Company.

      During employment, the split-dollar life insurance plan provides each participant's named beneficiary with a fully-vested death benefit equaling four
(4) times the participant's most recent base salary (the same benefit as provided to the Bank's eligible full-time employees under the group term life insurance plan). Mr. Whittet's and Mr. Moyer's agreements are subject to a maximum death benefit of $700,000. The remaining participants are subject to a maximum death benefit of $500,000.

             Compensation Committee Report on Executive Compensation

      Overview and Philosophy. The Board of the Company has established a Compensation Committee, which determines the annual compensation of the Chief Executive Officer, the Chief Operating Officer and the Chief Financial Officer. The Compensation Committee also structures and monitors all contracts with executive officers, which include employment-related agreements with Messrs. Whittet, Gulotty and Sutaris.

      The Compensation Committee gathers comparative compensation data from independent sources, including the SNL Bank Officer Compensation Survey and other banking industry information sources, and has attempted to develop a strategy which links pay to performance. The objectives of the Company's executive compensation program are to:

      o     Support the achievement of desired goals of the Company.
      o Provide compensation that will attract and retain superior talent and reward performance.
      o     Align  the  Chief  Executive   Officer's  interests  with  those  of
            shareholders.

      Compensation Matters in 2004. During 2004, the Compensation Committee increased the level of base salary of the Chief Executive Officer and the other two named executive officers. The increase in base salary was based upon an analysis of compensation levels for management performing similar functions at other banking companies of similar size and operations.

      An annual cash bonus was paid to the Chief Executive Officer for the year 2004, based upon the Compensation Committee's qualitative assessment of each individual's performance and that of the Company, rather than any discrete performance measures.

      Chief Executive Officer Compensation Program. The Company's Chief Executive Officer compensation program is comprised of base salary, annual cash incentive compensation, and various benefits, such as the SERP and his employment-related agreements. The base salary level for the Company's Chief Executive Officer is set relative to companies in the banking industry of similar size and complexity of operations, as described above. In determining the base salary, the Compensation Committee also takes into account individual experience and performance, the Company's performance and specific issues particular to the Company. The Company also provides direct financial incentives to achieve the Company's annual goals in the form of an annual cash bonus.

                                    THE COMPENSATION COMMITTEE

                                      Brian R. Wright (Chair)
                                      David F. Wilber III
                                      James F. VanDeusen
                                      Robert W. Moyer
                                      Philip J. Devine

      Compensation Committee Interlocks and Insider Participation in Compensation Decisions. The Compensation Committee of the Company consists of Directors Wright (Chair), Wilber, VanDeusen, Devine and Moyer. None of these individuals is or has been an officer of the Company or the Bank, except for Mr. Moyer, who retired in 1997.

               Transactions with Directors and Executive Officers

      Directors and executive officers of the Company and their associates were customers of, or had transactions with, the Company or the Bank or other subsidiaries in the ordinary course of business during 2004. Additional transactions may be expected to take place in the future. All outstanding loans to Directors and executive officers and their associates, commitments and sales, purchases and placements of investment securities and other financial instruments included in such transactions were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral where applicable, as those prevailing at the time for comparable transactions with other persons, and did not involve more than normal risk of collectability or present other unfavorable features.

      Each of these transactions and relationships was entered into on an arm's length basis. Management of the Company believes that all amounts paid by the Company or the Bank in those transactions have been at competitive rates or prices.

      Brian R. Wright, who is the Chairman of the Board, is serving as Special Counsel to the law firm of Hinman, Howard & Kattell, LLP. During fiscal 2004, the Bank and the Company made payments to this firm for legal services in the amount of $114,633.

                      SHAREHOLDER RETURN PERFORMANCE GRAPH

         Shareholder Return Performance Graph. The following line graph presentation compares the five-year cumulative total shareholder return on the Company's common stock against the cumulative total return on the Standard & Poor's 500 Index and the Standard and Poor's Financial Index. The graph assumes that $100 was invested on January 1, 1999 and includes both price change and reinvestment of cash dividends. Graph points are as of December 31 of each year. From December 31, 1999 until February 11, 2004, the common stock of The Wilber Corporation was inactively traded on Nasdaq's Over-the-Counter Bulletin Board market. On February 12, 2004, the Company's common stock began trading on the Amex(R) under the symbol "GIW". The cumulative return provided for The Wilber Corporation common stock was calculated using the December 31st closing prices for the common stock as reported on the Over-the-Counter Bulletin Board Market.

                            Stock Performance Chart
                         5-Year Cumulative Total Return
               Comparison - S&P 500, S&P Financial, Wilber Corp.

                              [LINE GRAPH OMITTED]

                  1999       2000       2001         2002       2003       2004

S&P 500           $100        $91        $79          $57        $86        $96
S&P Financial     $100       $126       $126         $101       $132       $143
Wilber Corp.      $100        $90        $90         $126       $159       $151

             Section 16(a) Beneficial Ownership Reporting Compliance

      The Company  became a  reporting  company  with the SEC in February  2004.
Section 16(a) of the Exchange Act requires the Company's Directors, executive officers (and one executive officer of the Bank), and persons who beneficially own more than 10% of any class of the Company's equity securities to file with the SEC, initial reports of ownership within ten days after the reporting event, and reports of changes in ownership of the Company's common stock generally by the second business day following the transaction. To the Company's knowledge, based upon a review of all reports furnished to the Company during fiscal year 2004 all Section 16(a) filing requirements applicable to its officers, Directors and greater than 10% beneficial owners were complied with by such persons, except for Director David F. Wilber III who filed a required Form 4 and Form 144 late twice in fiscal 2004.

                                 OTHER BUSINESS

      As of the date of this Proxy Statement, the Board does not know of any matter other than as indicated above that will come before the meeting. In the event that any other matter properly comes before the meeting, the persons named in the enclosed proxy sheet will have discretionary authority to vote all proxies in accordance with their best judgment on such matters.

                                     GENERAL

      We are distributing our Annual Report for fiscal year 2004 with this Proxy Statement to shareholders of record on the Record Date. The Annual Report is not part of the proxy solicitation material.

      If you submit a properly completed proxy sheet to the Company on the form distributed with this Proxy Statement, it will be voted if received before the voting is closed at the meeting. The proxy will be voted in the manner directed on the proxy sheet. If the proxy sheet is signed and returned but no directions are given, the proxy will be voted "FOR" fixing the number of Directors at twelve (12), all of the Director nominees, the amendments to, and restatement of, the Company's Certificate of Incorporation and the ratification of the appointment of the independent auditors.

      The cost of this Proxy Statement and the related proxy solicitation will be borne by the Company. In addition, Directors, officers and regular employees of the Company may solicit proxies personally, by telephone or by other means without additional compensation. The Company will, upon the request of brokers, dealers, banks and voting trustees, and their nominees, who were holders of record of shares of the Company's capital stock or participants in depositories on the Record Date, bear their reasonable expenses for mailing copies of this Proxy Statement and accompanying Notice of Annual Meeting and the form of proxy sheet to the beneficial owners of such shares.

          SHAREHOLDER PROPOSALS AT THE ANNUAL MEETING IN THE YEAR 2006

      The Company's Board will establish the date for the 2006 Annual Meeting of Shareholders. In order for a shareholder to be entitled, under the regulations of the SEC, to have a shareholder proposal included in the Company's Proxy Statement for the 2006 meeting, the proposal must be received by the Company at its principal executive offices, 245 Main Street, P.O. Box 430, Oneonta, New York, Attention: Douglas C. Gulotty, Secretary, at least 120 days in advance of the date in the year 2006 which corresponds to the date in the year 2005 when we first release this Proxy Statement to shareholders. The shareholder must also satisfy the other requirements of SEC Rule 14a-8. Note that this filing requirement is separate from the notice requirements described in this Proxy Statement regarding the advance notice that is required before a shareholder is permitted to offer a proposal for a vote at any shareholders' meeting.

If additional copies of the 2005 Proxy Statement and 2004 Annual Report on Form 10-K are needed, please send a written request to Douglas C. Gulotty, Secretary, at our address stated above. It may also be obtained through the Bank's website at www.wilberbank.com. The Form 10-K report is not a part of the proxy solicitation materials.

                   PLEASE SIGN, DATE AND MAIL YOUR PROXY NOW.

                                         By Order of the Board of Directors


                                         /s/ Douglas C. Gulotty

                                         Douglas C. Gulotty
                                         Secretary

Oneonta, New York
March 24, 2005

                       This page intentionally left blank

                                                                       Exhibit A

                      Restated Certificate of Incorporation

                                       of

                             The Wilber Corporation

                Under Section 807 of the Business Corporation Law

           It is hereby certified that:

            FIRST: The name of the corporation is The Wilber Corporation.

            SECOND: The certificate of incorporation of the corporation was filed by the Department of State on July 30, 1928.

            THIRD:  The  certificate of  incorporation  is hereby amended to: i)
change the statement of the corporation's purpose; (ii) provide for a classified board of directors with staggered three (3) year terms; (iii) eliminate cumulative voting in the election of the corporation's directors; (iv) require a supermajority vote of the outstanding shares of common stock to approve a merger of the corporation and other extraordinary transactions involving the corporation; (v) permit the board of directors, in its discretion, to consider a number of factors when evaluating a third party offer for the corporation's securities and to take defensive measures in connection with unwelcome acquisition offers; vi) appoint the Secretary of State as agent for the service of process upon the corporation; and the text of the certificate of incorporation is hereby restated as amended or changed to read as follows:

            "1. The name of the corporation shall be The Wilber Corporation.

            2. The purposes for which the corporation is formed are as follows:

                  (a) To hold the stock of Wilber National Bank, Oneonta, New York;

                  (b) To engage in any lawful act or activity for which a corporation may be organized under the Business Corporation Law, provided that it is not formed to engage in any act or activity requiring the consent or approval of any governmental official, department, board, agency or other body, unless such approval is obtained; and

                  (c) To do everything necessary, proper, advisable or convenient for the accomplishment of the purposes set forth herein and to do all other things incidental thereto or connected therewith, which are not forbidden by applicable law or this certificate of incorporation.

            3. The corporation may issue sixteen million (16,000,000) shares of its stock, all of which shall be common stock with a par value of $.01. The capital of the corporation shall be at least equal to the sum of the aggregate par value of all issued shares having par value, plus the aggregate amount of consideration received by the corporation for the issuance of shares without par value, plus such amounts as, from time to time, by resolution of the board of directors, may be transferred thereto.

            4. The shares shall be classified as common stock only.

            5. The office of the corporation shall be located in the City of Oneonta, County of Otsego, State of New York .

            6. The duration of the corporation shall be perpetual.

            7. The board of directors shall be divided into three classes and the directors in each class shall be as nearly equal in number as possible. The classification shall be such that the term of one class shall expire each succeeding year. At each annual meeting of stockholders, the successors to the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election and until their successors have been duly elected and qualified or until any such director's earlier death, resignation or removal, or until there is a decrease in the number of directors and his or her position is eliminated. When the number of directors is changed, the board of directors shall determine the class or classes to which the increased or decreased number of directors shall be apportioned, provided that no decrease in the number of directors shall shorten the term of any incumbent director.

            8. The meetings of the board of directors shall be held only within the state of New York.

            9. The following provisions shall apply to the regulation of the business and conduct of the affairs of the corporation:

                  (a) No transaction of this corporation with any person, firm, association or corporation shall be affected by the fact that any director of this corporation is interested in such transaction or in any way connected with such person, firm, association, or corporation; and every director of this corporation is hereby relieved from any disability that might otherwise prevent his contracting with the corporation for the benefit of any firm, association or corporation in which he may in any wise be interested, and from any liability that might otherwise exist on account of such contracting; and

                  (b) The board of directors shall have absolute discretion in the declaration of dividends out of the surplus profits of the corporation and they may accumulate such profits to such extent as they may deem advisable, instead of distributing them among stockholders, and may invest and reinvest the same in such manner as, in their absolute discretion, they may deem advisable.

            10. a) No merger, consolidation, liquidation or dissolution of the corporation nor any action that would result in the sale or other disposition of all or substantially any of the assets of the corporation shall be valid unless first approved by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of common stock. This provision may not be amended unless first approved by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of common stock.

                  b) The board of directors may, if it deems it advisable, oppose a tender or other offer for the corporation's securities, whether the offer is in cash or in the securities of a corporation or otherwise. When considering whether to oppose an offer, the board of directors may, but it is not legally obligated to, consider any pertinent issue; by way of illustration, but not of limitation, the board of directors may, but shall not be legally obligated to, consider any or all of the following:

                        (i) whether the offer price is  acceptable  based on the
historical  and  present  operating  results  or  financial   condition  of  the
corporation;

                        (ii) whether a more favorable price could be obtained for the corporation's securities in the future;

                        (iii) the financial and managerial resources, reputation, business practices and future prospects of the offeror, the possible impact on the business of the corporation and its subsidiaries and on the employees, customers, suppliers and creditors of the corporation and its subsidiaries and the effects on the communities in which the corporation's and its subsidiaries' facilities are located;

                        (iv) the value of the securities (if any) which the offeror is offering in exchange for the corporation's securities, based on an analysis of the worth of the corporation as compared to the corporation or other entity whose securities are being offered; and

                        (v) any antitrust or other legal and regulatory issues that are raised by the offer.

                  (c) If the board of directors determines that an offer should be rejected, it may take any lawful action to accomplish its purpose, including, but not limited to, any of all of the following:

                        (i) advising shareholders not to accept the offer;

                        (ii) litigation against the offeror;

                        (iii)  filing   complaints  with  all  governmental  and
regulatory authorities;

                        (iv) acquiring the corporation's securities;

                        (v) selling or otherwise issuing authorized but unissued securities or treasury stock or granting options with respect thereto;

                        (vi) acquiring a company to create an antitrust or other regulatory problem for the offeror;

                        (vii) adopting a shareholder rights or similar plan;

                        (viii)   amending  the   corporation's   certificate  of
incorporation; and

                        (ix)   soliciting   additional   offers   from   another
individual or entity."

            11. The Secretary of State is designated as the agent of the corporation upon whom process may be served. The post office address to which the Secretary of State shall mail a copy of any process served against the corporation served upon him is: c/o Wilber National Bank, 245 Main Street, Oneonta, New York 13820."

            FOURTH: The foregoing amendment and restatement of the certificate of incorporation of the corporation were authorized by the vote of the board of directors at a meeting held on January 21 and February 25, 2005 and at the annual meeting of shareholders held on April 23, 2005.

Signed on April __ , 2005
                                           -------------------------------------
                                                  Douglas C. Gulotty
                                                  Secretary

[X]PLEASE MARK VOTES             REVOCABLE PROXY
   AS IN THIS EXAMPLE        THE WILBER CORPORATION

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


      The undersigned hereby appoints the Board of Directors of The Wilber Corporation, or their successors in office, Proxies, with full power of substitution, to represent and vote all the shares of common stock of The Wilber Corporation held of record by the undersigned on March 11, 2005 at the annual meeting of shareholders to be held on April 23, 2005 at 10:30 a.m. at the Morris Conference Center, State University of New York at Oneonta, Oneonta, New York, upon the matters described in the accompanying Proxy Statement and upon other business that may properly come before the meeting or any adjournment thereof. Said Proxies are directed to vote or refrain from voting as marked hereon upon the matters listed herein, and otherwise in their discretion.

1. Fixing  the number of  directors  to be elected at     For   Against  Abstain
   twelve (12)                                            [_]     [_]      [_]


2. Election of Directors                               For All Withhold   For
                                                       Evenly Authority Unevenly
                                                          [_]     [_]      [_]

Voting Instructions: Cumulative voting is allowed for the election of directors. Your total number of cumulative votes is equal to the number of shares you own multiplied by the number of director nominees (12). For example, a shareholder who owns 100 shares will hold 1,200 cumulative votes. You may divide your cumulative votes in any manner you choose. This means that you can cast all votes for any one nominee or you may divide your votes evenly or unevenly among as many of the nominees as you choose. To cast your votes evenly for all nominees, simply mark the "For All Evenly" box above with an X. To cast your votes unevenly amongst the nominees or to vote for less than all of the nominees, mark the "For Unevenly" box above with an X and write in the number of votes to be cast for each nominee on the line following each nominee's name.
Note: not voting for a nominee is equivalent to voting against the nominee. To withhold your authority to vote for all nominees mark the "Withhold Authority" box above with an X.


Mary C. Albrecht ___________________   Olon T. Archer ________________________
Philip J. Devine____________________   Douglas C. Gulotty ____________________
Richard E. Keene ___________________   Joseph P. Mirabito ____________________
James L. Seward ____________________   Geoffrey A. Smith _____________________
James F. VanDeusen _________________   Alfred S. Whittet _____________________
David F. Wilber, III _______________   Brian R. Wright _______________________

3. Approval   of   certain   amendments   to,  and  a      For   Against Abstain
   restatement   of  the  Company's   Certificate  of       [_]     [_]      [_]
   Incorporation.

4. Ratification of the appointment of KPMG LLP as the      For   Against Abstain
   Company's independent auditors for the fiscal year      [_]     [_]      [_]
   ended December 31, 2005.


            THIS PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS VOTED. PLEASE DATE, SIGN AND RETURN IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                                                        ------------------------
         Please be sure to sign and date                | Date                 |
           this Proxy in the box below.                 |                      |
--------------------------------------------------------------------------------
|                                                                              |
|                                                                              |
-----------Stockholder sign above----------Co-holder (if any) sign above-------

--------------------------------------------------------------------------------
  Detach above card, date, sign and mail in postage-prepaid envelope provided.
                             THE WILBER CORPORATION

--------------------------------------------------------------------------------
      Please sign exactly as your name appears on this card. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

      THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO DIRECTION IS SPECIFIED, THIS PROXY WILL BE VOTED "FOR" THE PROPOSALS. IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR JUDGMENT AND DISCRETION. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" ALL OF THE PROPOSALS. THIS PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS VOTED.

          PLEASE ACT PROMPTLY - SIGN, DATE AND RETURN YOUR PROXY IN THE
                        ENCLOSED, POSTAGE-PAID ENVELOPE.
--------------------------------------------------------------------------------

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.


-------------------------------------

-------------------------------------

-------------------------------------